Exhibit 99.1

tonia O’connor appointed to Xperi Board of Directors

SAN JOSE, Calif. (January 4, 2022) – Xperi Holding Corporation (Nasdaq: XPER) (the “Company”, “Xperi” or “we”) today announced the appointment of Tonia O’Connor to its Board of Directors effective December 30, 2021.

"We are delighted to welcome Tonia to our Board of Directors. Her extensive experience across the media and IP industries will be a strong addition to our current Board," said Jon Kirchner, chief executive officer of Xperi.

O’Connor most recently served as the CEO of Chopra Global. Prior to Chopra Global, she served as President and Chief Revenue Officer at Univision Communications, where she oversaw Univision’s multi-billion-dollar portfolio and helped spearhead the launch of several new media businesses and successful networks. Prior to Univision, Ms. O’Connor held leadership roles at News Corp’s Gemstar, where she led negotiations for complex technology and intellectual property agreements, as well as content and marketing deals, and played an integral role in the growth of Gemstar’s IP assets.

O’Connor serves on Syracuse University’s Board of Trustees, where she is a member of the Athletics, Academic Affairs and Advancement & External Affairs Committees. She is also on the national Board of STRIVE, a Harlem-based nonprofit organization, serving people who face great obstacles to employment, preparing them for job readiness and sustainable careers. She previously served on the boards of fuboTV, GoldieBlox and El Rey Network. O’Connor received her BA as a dual major in Broadcast Journalism and International Relations from the S. I. Newhouse School at Syracuse University.

About Xperi Holding Corporation

Xperi invents, develops, and delivers technologies that enable extraordinary experiences. Xperi technologies, delivered via its brands (DTS, HD Radio, IMAX Enhanced, Invensas, TiVo), and by its startup, Perceive, make entertainment more entertaining, and smart devices smarter. Xperi technologies are integrated into billions of consumer devices, media platforms, and semiconductors worldwide, driving increased value for partners, customers and consumers.

Xperi, DTS, IMAX Enhanced, Invensas, HD Radio, Perceive, TiVo and their respective logos are trademarks or registered trademarks of affiliated companies of Xperi Holding Corporation in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Xperi Investor Contact:

Geri Weinfeld, Vice President of Investor Relations

+1 818-436-1231

geri.weinfeld@xperi.com

Xperi Media Contact:

Amy Brennan, Senior Director of Corporate Communications

+1 949-518-6846

amy.brennan@xperi.com

SOURCE: XPERI HOLDING CORP

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